Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), effective as of this 31st day of May, 2011, by and between XOMA (US) LLC (“XOMA” or the “Company”), a Delaware limited liability company with its principal office at 2910 Seventh Street, Berkeley, California, and Paul Rubin, M.D. (“Employee”), an individual residing at 555 Mission Rock Street #534 , San Francisco, California 94158.

WHEREAS, the Company wishes to enter into this Agreement to assure the Company of the continued services of Employee; and

WHEREAS, Employee is willing to enter into this Agreement and to continue to serve in the employ of the Company upon the terms and conditions hereinafter provided;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto hereby agree as follows:

1. Employment. The Company agrees to continue to employ Employee, and Employee agrees to continue to be employed by the Company, for the period referred to in Section 3 hereof and upon the other terms and conditions herein provided.

2. Position and Responsibilities. The Company agrees to employ Employee in the position of Vice President, Clinical Development and Chief Medical Officer, and Employee agrees to serve as Vice President, Clinical Development and Chief Medical Officer, for the term and on the conditions hereinafter set forth. Employee agrees to perform such services not inconsistent with his position as shall from time to time be assigned to his by the Chairman of the Board, President and Chief Executive Officer of the Company (the “Chairman”).

3. Term and Duties.

(a) Term of Employment. This Agreement shall become effective and the term of employment pursuant to this Agreement shall commence on May 31, 2011 and will continue until May 31, 2012, and will be automatically extended (without further action by the parties) for one year thereafter and again on each subsequent anniversary thereof unless notice of nonextension of the term is given by either the Employee or the Company more than 90 days prior to the next scheduled expiration date or unless Employee’s employment is terminated by the Company or he resigns from the Company’s employ as described herein.

(b) Duties. During the period of his employment hereunder Employee shall serve the Company as its Vice President, Clinical Development and Chief Medical Officer, and except for illnesses, vacation periods and reasonable leaves of absence, Employee shall devote all of his business time, attention, skill and efforts to the faithful performance of his duties hereunder.  So long as Employee is Vice President, Clinical Development and Chief Medical Officer, of the Company, he will discharge all duties incidental to such office and such further duties as may be reasonably assigned to his from time to time by the Chairman.

4. Compensation and Reimbursement of Expenses.

(a) Compensation. For all services rendered by Employee as Vice President, Clinical Development and Chief Medical Officer during his employment under this Agreement, the Company shall pay Employee as compensation a base salary at a rate of not less than $340,000.00 per annum. All taxes and governmentally required withholding shall be deducted in conformity with applicable laws.

(b) Reimbursement of Expenses. The Company shall pay or reimburse Employee for all reasonable travel and other expenses incurred by Employee in performing his obligations under this Agreement in a manner consistent with past Company practice. The Company further agrees to furnish Employee with such assistance and accommodations as shall be suitable to the character of Employee’s position with the Company, adequate for the performance of his duties and consistent with past Company practice.

5. Participation in Benefit Plans. The payments provided in Section 4 hereof are in addition to benefits Employee is entitled to under any group hospitalization, health, dental care, disability insurance, surety bond, death benefit plan, travel and/or accident insurance, other allowance and/or executive compensation plan, including, without limitation, any senior staff incentive plan, capital accumulation programs, restricted or non-restricted share purchase plan, share option plan, retirement income or pension plan or other present or future group employee benefit plan or program of the Company for which key executives are or shall become eligible, and Employee shall be eligible to receive during the period of his employment under this Agreement, all benefits and emoluments for which key executives are eligible under every such plan or program to the extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof.

6. Payments to Employee Upon Termination of Employment.

(a) Termination. Upon the occurrence of an event of termination (as hereinafter defined) during the period of Employee’s employment under this Agreement, the provisions of this paragraph 6(a) and paragraph 6(b) shall apply. As used in this Agreement, an “event of termination” shall mean and include any one or more of the following:

(i) The termination by the Company of Employee’s employment hereunder for any reason other than pursuant to paragraph 6(c) and shall include any termination of the Employee’s employment upon expiration of the term of this Agreement due to the Company giving written notice of its intention not to extend the term of this Agreement as provided in paragraph 3(a); or

(ii) Employee’s resignation from the Company’s employ for Good Reason in accordance with the terms hereof.  “Good Reason” shall mean, unless remedied by the Company within thirty (30) days after the receipt of written notice from the Employee as provided below or consented to in writing by the Employee, (A) the material diminution of any material duties or responsibilities of the Employee; or (B) a material reduction in the Employee's base salary; provided, however, that the Employee must have given written notice to the

Company of the existence of any such condition within ninety (90) days after the initial existence thereof (and the failure to provide such timely notice will constitute a waiver of the Employee’s ability to terminate employment for Good Reason as a result of such condition), and the Company will have a period of thirty (30) days from receipt of such written notice during which it may remedy the condition; provided further, however, that any termination of employment by the Employee for Good Reason must occur not later than one hundred eighty (180) days following the initial existence of the condition giving rise to such Good Reason.

(b) Severance Pay and Other Benefits.   The following provisions of this Section 6(b) shall apply upon the occurrence of an event of termination under paragraph 6(a).

(i) Cash Severance Pay.  Upon the occurrence of an event of termination under paragraph 6(a), the Company shall, subject to the provisions of Section 7 below, pay Employee, or in the event of his subsequent death, his beneficiary or beneficiaries of his estate, as the case may be, as severance pay or liquidated damages, or both, (A) a severance payment in an amount equal to 0.75 times the Employee’s annual base salary as in effect immediately prior to the termination, and (B) a severance payment equal to the sum of (1) 0.75 times the Employee’s annual target bonus as in effect for the fiscal year in which the termination occurs, and (2) an amount equal to a pro-rated portion of the Employee’s annual target bonus as in effect for the fiscal year in which the termination occurs calculated by multiplying the annual target bonus by a fraction, the numerator of which shall be the number of calendar months (including a portion of any such month) that the Employee was employed with the Company prior to the occurrence of the termination during such fiscal year, and the denominator of which shall be 12.  Such severance payments shall be in lieu of any other severance payment to which the Employee shall be entitled as a result of such termination pursuant to this Agreement, any other employment agreement with or offer letter from the Company or any of its affiliates or the Company’s or any of its affiliate’s then existing severance plans and policies, except in those circumstances where the provisions of the Change of Control Severance Agreement, effective as of December 29, 2008, between Employee and XOMA Ltd., by such agreement’s express terms, apply, in which case the provisions of such agreement providing for severance payment(s) to Employee as a result of such termination shall apply in lieu of the provisions of this Agreement relating thereto.  The severance payment described in Section 6(b)(i)(A) shall be paid in monthly installments over nine (9) months (the “Severance Payment Period”), with the first two (2) of such monthly installments being paid sixty (60) days after the date of termination and the remaining monthly installments being paid monthly thereafter until fully paid, and the severance payments described in Section 6(b)(i)(B) shall be paid in a lump sum sixty (60) days after the date of termination; provided, however, that all of such severance payments shall be subject to the requirements of Section 6(b)(iii) and Section 6(b)(v) below.

(ii) Group Health Coverage and Certain Other Benefits.  In addition, during a period of nine (9) months following an event of termination under paragraph

6(a), (A) the Company shall pay for the full cost of the coverage (plus an additional amount to pay for the taxes on such payments, if any, plus any taxes on such additional amount, such amount to be paid no later than ten (10) days prior to the date such taxes are due) of the Employee and Employee’s spouse and eligible dependents under any group health plans of the Company on the date of such termination of employment at the same level of health (i.e., medical, vision and dental) coverage and benefits as in effect for the Employee or such covered dependents on the date immediately preceding the date of the Employee’s termination; provided, however, that (1) the Employee and Employee’s spouse and eligible dependents each constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended (the “Code”); and (2) the Employee elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA; and (B) if Employee is, at the time of such termination, an eligible participant in the Company’s mortgage differential program, the Company shall continue to make mortgage assistance payments to Employee pursuant to such program as in effect at the time of such termination.  Notwithstanding the foregoing, the payments by the Company for such group health coverage and/or mortgage assistance, as applicable, shall cease prior to the expiration of the nine (9) month period in this Section 6(b)(ii) upon the employment of the Employment by another employer.  Furthermore, if, at the time of the termination of Employee’s employment under paragraph 6(a), Employee is the obligor of a “forgivable” loan (i.e., a loan which by its terms is to be considered forgiven by the Company and paid by the obligor in circumstances other than actual repayment) from the Company, then, notwithstanding any provisions of such loan to the contrary, such loan shall remain outstanding, and the forgiveness thereof shall continue, for a period of nine (9) months following such termination in accordance with the terms of such loan in effect at the time of such termination; provided, however, that at the end of such period of nine (9) months, the outstanding balance of such loan shall be immediately due and payable, together with any accrued and unpaid interest thereon.

(iii) Section 409A of the Code.  Notwithstanding any provision to the contrary in this Agreement, if the Employee is deemed on the date of his or his “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment or benefit (including, without limitation, any mortgage assistance payment or loan forgiveness referred to above) that is considered deferred compensation under Section 409A payable on account of a “separation from service” that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account any applicable exceptions to such requirement), such payment or benefit shall be made or provided on the date that is the earlier of (i) the expiration of the six (6)-month period measured from the date of the Employee’s “separation from service,” or (ii) the date of the Employee’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 9(c) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.  Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment, references to the Employee’s “termination of employment” (and corollary terms) with the Company shall be construed to refer to Employee’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company.

(iv) Outplacement Program.  Upon the occurrence of an event of termination under paragraph 6(a), the Employee will immediately become entitled to participate in a six (6) month executive outplacement program provided by an executive outplacement service, at the Company’s expense not to exceed eight thousand dollars ($8,000).

(v) Release of Claims.  As a condition of entering into this Agreement and receiving the severance benefits under this Section 6(b), the Employee agrees to execute, on or before the date that is fifty (50) days following the date of termination, and not revoke a release of claims agreement substantially in the form attached hereto as Exhibit A upon the termination of the Employee’s employment with the Company.  Such release shall not, however, apply to the rights and claims of the Employee under this Agreement, any indemnification agreement between the Employee and XOMA Ltd. (or its successor or acquirer), the bye-laws of XOMA Ltd. (or its successor or acquirer), the share award agreements between the Employee and XOMA Ltd. (or its successor or acquirer), or any employee benefit plan of which the Employee is a participant and under which all benefits due under such plan have not yet been paid or provided.

(c) Other Termination of Employment. Notwithstanding paragraphs 6(a) and (b) or any other provision of this Agreement to the contrary, if on or after the date of this Agreement and prior to the end of the term hereof:

(i)  Employee has been convicted of any crime or offense constituting a felony under applicable law, including, without limitation, any act of dishonesty such as embezzlement, theft or larceny;

(ii) Employee shall act or refrain from acting in respect of any of the duties and responsibilities which have been assigned to him in accordance with this Agreement and shall fail to desist from such action or inaction within thirty (30)  days after Employee’s receipt of notice from the Company of such action or inaction and the Board of Directors determines that such action or inaction constituted gross negligence or a willful act of malfeasance or misfeasance of Employee in respect of such duties; or

(iii) Employee shall breach any material term of this Agreement and shall fail to correct such breach within thirty (30) days after Employee’s receipt of notice from the Company of such breach (provided such breach can be cured);

then, and in each such case, the Company shall have the right to give notice of termination of Employee’s services hereunder (or pay Employee in lieu of notice) as of a date (not earlier than fourteen (14) days from such notice) to be specified in such notice and this Agreement (other than the provisions of Section 7 hereof) shall terminate on such date.

7. Post-Termination Obligations. All payments and benefits to Employee under this Agreement shall be subject to Employee’s compliance with the following provisions during the term of his employment and for the Severance Payment Period:

(a) Confidential Information and Competitive Conduct. Employee shall not, to the detriment of the Company, disclose or reveal to any unauthorized person any trade secret or other confidential information relating to the Company or its affiliates or to any businesses operated by them, and Employee confirms that such information constitutes the exclusive property of the Company. Employee shall not otherwise act or conduct himself to the material detriment of the Company or its affiliates, or in a manner which is inimical or contrary to the interests thereof, and, for a period of twelve (12) months following an event of termination under paragraph 6(a), shall not, directly or indirectly, engage in or render any service (whether to a person, firm or business) in direct competition with the Company; provided, however, that Employee’s ownership of less than five percent (5%) of the outstanding stock of a corporation shall not be itself be deemed to constitute such competition. Employee recognizes that the possible restrictions on his activities which may occur as a result of his performance of his obligations under this paragraph 7(a) are required for the reasonable protection of the Company and its investments.  For purposes hereof, “in direct competition” means engaged in the research, development and/or production of biological materials intended for use as therapeutic, prophylactic or diagnostic products in one or more of the same indications, and that utilize one or more of the same scientific bases (e.g., in the case of a therapeutic antibody, targets the same signal initiating pathway), as a product or product candidate the research, development and/or production of which is an active part of the Company’s business plan at the time of Employee’s termination.

(b) Non-Disparagement.  The Employee and the Company agree to refrain from any defamation, libel or slander of the other and its respective officers, directors, employees, representatives, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations and assigns or tortious interference with the contracts and relationships of the other and its respective officers, directors, employees, representatives, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations and assigns.

(c) Failure of Employee to Comply. If, for any reason other than death or disability, Employee shall, without written consent of the Company, fail to comply with the provisions of paragraphs 7(a) or 7(b) above, his rights to any future payments or other benefits hereunder shall terminate, and the Company’s obligations to make such payments and provide such benefits shall cease.

(d) Remedies. Employee agrees that monetary damages would not be adequate compensation for any loss incurred by the Company by reason of a breach of the provisions of this Section 7 and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

8. Effect of Prior Agreements. This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreements between the Company and Employee, but shall not supersede the Change of Control Severance Agreement referred to above, any indemnification agreement between the Employee and XOMA Ltd. (or its successor or acquirer), the share award agreements between the Employee and XOMA Ltd. (or its successor or acquirer), or any employee benefit plan of which the Employee is a participant and under which all benefits due under such plan have not yet been paid or provided.

9. General Provisions.

(a) Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, Employee and the Company and their respective permitted successors and assigns.

(b) Legal Expenses. In the event that Employee incurs legal expenses in contesting any provision of this Agreement and such contest results in a determination that the Company has breached any of its obligations hereunder, Employee shall be reimbursed by the Company for such legal expenses.

(c) Compliance with Section 409A of the Code.

(i)           It is intended that this Agreement will comply with Section 409A of the Code and any regulations and guidelines promulgated thereunder (collectively, “Section 409A”), to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent.  If an amendment of the Agreement is necessary in order for it to comply with Section 409A of the Code, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible.  No action or failure to act pursuant to this Section 9(c) shall subject the Company to any claim, liability, or expense, and the Company shall not have any obligation to indemnify or otherwise protect the Employee from the obligation to pay any taxes, interest or penalties pursuant to Section 409A of the Code.

(ii)           With respect to any reimbursement or in-kind benefit arrangements of the Company and its subsidiaries that constitute deferred compensation for purposes of Section 409A, except as otherwise permitted by Section 409A, the following conditions shall be applicable: (A) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year (except that the health and dental plans may impose a limit on the amount that may be reimbursed or paid), (B) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (C) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days after termination of employment”), the actual date of payment within the specified period shall be within the sole discretion of the Company.  Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.

10. Successors and Assigns.

(a) Assignment by the Company. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company and, unless clearly inapplicable, reference herein to the Company shall be deemed to include its successors and assigns.

(b) Assignment by Employee. Employee may not assign this Agreement in whole or in part.

11. Modification and Waiver.

(a) Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b) Waiver. No term or condition of this Agreement shall be deemed to have been waived except by written instrument of the party charged with such waiver. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived.

12. Severability. In the event any provision of this Agreement or any part hereof is held invalid, such invalidity shall not affect any remaining part of such provision or any other provision. If any court construes any provision of this Agreement to be illegal, void or unenforceable because of the duration or the area or matter covered thereby, such court shall reduce the duration, area or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

13. Governing Law. This Agreement has been executed and delivered in the State of California, and its validity interpretation, performance, and enforcement shall be governed by the laws of said State.

14. Legal Fees. If any action or proceeding in arbitration or law is commenced to enforce any of the provisions or rights under this Agreement, the unsuccessful party to such action or proceeding, as determined by arbitration or by the court in a final judgment or decree, will pay the successful party all costs, expenses, and reasonable attorney’s fees incurred therein by such party (including, without limitation, such costs, expenses and fees on any appeal), and if such successful party will recover judgment in any such action or proceedings, such costs, expenses and attorneys’ fees will be included as part of such judgment.

15. Arbitration.  All claims or controversies between Employee and the Company relating in any manner whatsoever to Employee’s employment with the Company or the termination of that employment shall be resolved by arbitration in front of three neutral arbitrators in accordance with the then applicable Employment Dispute Resolution rules of the American Arbitration Association (“the AAA Rules”).  Claims subject to arbitration shall include contract claims, tort claims and claims relating to compensation and stock options, as well as claims based on any federal, state, or local law, statute, or regulation, including but not limited to any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act (“Arbitrable Claims”).  However, claims for unemployment insurance, claims under applicable workers’ compensation laws, and claims under the National Labor Relations Act that shall not be subject to arbitration.  The arbitrators shall apply the same substantive law, with the same statutes of limitations and same remedies that would apply if the claims were brought in a court of law.  The arbitrators shall have the authority to consider and decide pre-hearing motions, including dispositive motions.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, and it shall be effective as of the day and year first above written.

XOMA (US) LLC By: /s/ Steven Engle Steven Engle Chairman of the Board, Chief Executive Officer and President Date: June 14, 2011 /s/ Paul Rubin Paul Rubin, M.D. Date: June 14, 2011

EXHIBIT A

FORM RELEASE OF CLAIMS AGREEMENT

This Release of Claims Agreement (this “Agreement”) is made and entered into by and between XOMA (US) LLC (the “Company”) and Paul Rubin, M.D. (the “Employee”).

WHEREAS, the Employee was employed by the Company; and

WHEREAS, the Company and the Employee have entered into an employment agreement effective as of May 31, 2011 (the “Employment Agreement”).

NOW THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee (collectively referred to as the “Parties”) desiring to be legally bound do hereby agree as follows:

1.           Termination.  The Employee’s employment with the Company terminated on ___________, 20__.

2.           Consideration.  Subject to and in consideration of the Employee’s release of claims as provided herein, the Company has agreed to pay the Employee certain benefits and the Employee has agreed to provide certain benefits to the Company, both as set forth in the Employment Agreement.

3.           Release of Claims.  The Employee agrees that the foregoing consideration represents settlement in full of all currently outstanding obligations owed to the Employee by the Company.  The Employee, on the Employee’s own behalf and the Employee’s respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns, from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that the Employee may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date (as defined below) of this Agreement including, without limitation:

(a)           any and all claims relating to or arising from the Employee’s employment relationship with the Company and the termination of that relationship;

(b)           any and all claims relating to, or arising from, the Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law and securities fraud under any state or federal law;

(c)           any and all claims for wrongful discharge of employment, termination in violation of public policy, discrimination, breach of contract (both express and implied), breach of a covenant of good faith and fair dealing (both express and implied), promissory estoppel, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment and conversion;

(d)           any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, and Labor Code Section 201, et seq. and Section 970, et seq. and all amendments to each such Act as well as the regulations issued thereunder;

(e)           any and all claims for violation of the federal or any state constitution;

(f)           any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(g)           any and all claims for attorneys’ fees and costs.

The Employee agrees that the release set forth in this Section 4 shall be and remain in effect in all respects as a complete general release as to the matters released.  Notwithstanding the foregoing, this release does not extend to any obligations now or subsequently incurred under this Agreement, the Employment Agreement, the Indemnification Agreement between the Employee and the Company (or its successor or acquirer), the outstanding stock award agreements between the Employee and the Company (or its successor or acquirer), or any employee benefit plan of which the Employee is a participant and under which all benefits due under such plan have not yet been paid or provided.

4.           Acknowledgment of Waiver of Claims under ADEA.  The Employee acknowledges that the Employee is waiving and releasing any rights the Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary.  The Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.  The Employee acknowledges that the consideration given for this waiver and release agreement is in addition to anything of value to which the Employee was already entitled.  The Employee further acknowledges that the Employee has been advised by this writing that (a) the Employee should consult with an attorney prior to executing this Agreement; (b) the Employee has at least twenty-one (21) days within which to consider this Agreement; (c) the Employee has seven (7) days following the execution of this Agreement by the Parties to revoke the Agreement; and (d) this Agreement shall not be effective until the revocation period has expired.  Any revocation should be in writing and delivered to the Company by the close of business on the seventh (7th) day from the date that the Employee signs this Agreement.

5.           Civil Code Section 1542.  The Employee represents that the Employee is not aware of any claims against the Company other than the claims that are released by this Agreement.  The Employee acknowledges that the Employee has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIM OR HER SETTLEMENT WITH THE DEBTOR.

The Employee, being aware of said code section, agrees to expressly waive any rights the Employee may have thereunder, as well as under any other statute or common law principles of similar effect.

6.           No Pending or Future Lawsuits.  The Employee represents that the Employee has no lawsuits, claims or actions pending in the Employee’s name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein.  The Employee also represents that the Employee does not intend to bring any claims on the Employee’s own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein except, if necessary, with respect to the agreements listed in the last sentence of Section 4 of this Agreement.

7.           Confidentiality.  The Employee agrees to use the Employee’s best efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Release Information”).  The Employee agrees to take every reasonable precaution to prevent disclosure of any Release Information to third parties and agrees that there will be no publicity, directly or indirectly, concerning any Release Information.  The Employee agrees to take every precaution to disclose Release Information only to those attorneys, accountants, governmental entities and family members who have a reasonable need to know of such Release Information.

8.           No Adverse Cooperation.  The Employee agrees the Employee will not act in any manner that might damage the business of the Company.  The Employee agrees that the Employee will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless compelled under a subpoena or other court order to do so.

9.           Costs.  The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

10.           Authority.  The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement.  The Employee represents and warrants that the

Employee has the capacity to act on the Employee’s own behalf and on behalf of all who might claim through the Employee to bind them to the terms and conditions of this Agreement.

11.           No Representations.  The Employee represents that the Employee has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement.  Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

12.           Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

13.           Entire Agreement.  This Agreement and the Employment Agreement and the agreements and plans referenced therein represent the entire agreement and understanding between the Company and the Employee concerning the Employee’s separation from the Company, and supersede and replace any and all prior agreements and understandings concerning the Employee’s relationship with the Company and the Employee’s compensation by the Company.  This Agreement may only be amended in writing signed by the Employee and an executive officer of the Company.

14.           Governing Law.  This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

15.           Effective Date.  This Agreement is effective eight (8) days after it has been signed by the Parties (the “Effective Date”) unless it is revoked by the Employee within seven (7) days of the execution of this Agreement by the Employee.

16.           Counterparts.  This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

17.           Voluntary Execution of Agreement.  This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims.  The Parties acknowledge that:

(a)           they have read this Agreement;

(b)           they have been represented in the preparation, negotiation and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)           they understand the terms and consequences of this Agreement and of the releases it contains; and

(d)           they are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

XOMA (US) LLC By: _______________________ Title: ______________________ Date: ______________________ EMPLOYEE ___________________________ Paul Rubin, M.D. Date: ______________________